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                                   EXHIBIT 5.1
                               OPINION OF DECHERT
                                  [LETTERHEAD]





February 5, 2001


Pharmacopeia, Inc.
CN 5350
Princeton, NJ 08543-5340

Re: Registration on Form S-8 of 750,000 Shares of Common Stock of
    Pharmacopeia, Inc.

Ladies and Gentleman:

                  We refer to the registration of 750,000 shares (the "Shares") of Common Stock, $0.0001 par value per share, of Pharmacopeia, Inc. (the "Company") to be offered pursuant to the Pharmacopeia, Inc. 2000 Stock Option Plan (the "Plan"), in a registration statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Act").

                  In rendering this opinion, we have examined the Plan, copies of the Registration Statement, copies of the certificate of incorporation and by-laws of the Company, each as amended, copies of certain resolutions of the Board of Directors of the Company and such other corporate records and documents as we have deemed necessary in order to enable us to express the opinion set forth below.

                  Based on the foregoing examination, it is our opinion that, when issued against receipt of the agreed purchase price therefor pursuant to the exercise of options granted in accordance with the provisions of the Plan and in accordance with the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


Very truly yours,

/s/ Dechert